UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

WARRIOR MET COAL, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

93627C101

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 93627C101	Page 2 of 42

1.	Name of reporting persons: GSO Special Situations Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 3 of 42

1.	Name of reporting persons: GSO SSOMF Locomotive Blocker Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 4 of 42

1.	Name of reporting persons: Steamboat Locomotive Blocker Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 5 of 42

1.	Name of reporting persons: GSO ADGM Locomotive Blocker Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 6 of 42

1.	Name of reporting persons: GSO Special Situations Overseas Master Fund Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 7 of 42

1.	Name of reporting persons: GSO Palmetto Opportunistic Investment Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 8 of 42

1.	Name of reporting persons: GSO Credit-A Partners L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 9 of 42

1.	Name of reporting persons: Steamboat Credit Opportunities Intermediate Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 10 of 42

1.	Name of reporting persons: GSO Coastline Credit Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 11 of 42

1.	Name of reporting persons: GSO Cactus Credit Opportunities Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 12 of 42

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund I LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 13 of 42

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 14 of 42

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund III LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 15 of 42

1.	Name of reporting persons: GSO Churchill Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 16 of 42

1.	Name of reporting persons: GSO Credit Alpha Fund AIV-2 LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 17 of 42

1.	Name of reporting persons: GSO Churchill Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 18 of 42

1.	Name of reporting persons: GSO Credit-A Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 19 of 42

1.	Name of reporting persons: GSO Palmetto Opportunistic Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 20 of 42

1.	Name of reporting persons: GSO Credit Alpha Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 21 of 42

1.	Name of reporting persons: GSO Holdings I L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 22 of 42

1.	Name of reporting persons: GSO Capital Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 23 of 42

1.	Name of reporting persons: GSO Advisor Holdings L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 24 of 42

1.	Name of reporting persons: Blackstone Holdings I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 25 of 42

1.	Name of reporting persons: Blackstone Holdings II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 26 of 42

1.	Name of reporting persons: Blackstone Holdings I/II GP Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. 93627C101	Page 27 of 42

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 28 of 42

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 29 of 42

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 93627C101	Page 30 of 42

1.	Name of reporting persons: Bennett J. Goodman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 93627C101	Page 31 of 42

1.	Name of reporting persons: J. Albert Smith III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): IN

Item 1.	(a) Name of Issuer

Warrior Met Coal, Inc. (the “Company”)

(b) Address of Issuer’s Principal Executive Offices:

16243 Highway 216

Brookwood, AL 35444

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

(i)	GSO Special Situations Fund LP

c/o GSO Capital Partners LP

345 Park Avenue

Citizenship: State of Delaware

(ii)	GSO SSOMF Locomotive Blocker Ltd.

c/o GSO Capital Partners LP

345 Park Avenue

Citizenship: Cayman Islands

(iii)	Steamboat Locomotive Blocker Ltd.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iv)	GSO ADGM Locomotive Blocker Ltd.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(v)	GSO Special Situations Overseas Master Fund Ltd.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(vi)	GSO Palmetto Opportunistic Investment Partners LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	GSO Credit-A Partners LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Steamboat Credit Opportunities Intermediate Fund LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(ix)	GSO Coastline Credit Partners LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	GSO Cactus Credit Opportunities Fund LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	GSO Aiguille des Grands Montets Fund I LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Ontario, Canada

(xii)	GSO Aiguille des Grands Montets Fund II LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Ontario, Canada

(xiii)	GSO Aiguille des Grands Montets Fund III LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Ontario, Canada

(xiv)	GSO Churchill Partners LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xv)	GSO Credit Alpha Fund AIV-2 LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	GSO Churchill Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	GSO Credit-A Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	GSO Palmetto Opportunistic Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	GSO Credit Alpha Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xx)	GSO Holdings I L.L.C.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxi)	GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	GSO Advisor Holdings L.L.C.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiii)	Blackstone Holdings I L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiv)	Blackstone Holdings II L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxv)	Blackstone Holdings I/II GP Inc.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvi)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxviii)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xxix)	Bennett J. Goodman

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xxx)	J. Albert Smith III

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”)

Item 2(e).	CUSIP Number: 93627C101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)-(c)

The Reporting Persons no longer beneficially own any shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

GSO SPECIAL SITUATIONS FUND LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO SSOMF LOCOMOTIVE BLOCKER LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

STEAMBOAT LOCOMOTIVE BLOCKER LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADGM LOCOMOTIVE BLOCKER LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS L.P.
By: GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT-A PARTNERS L.P.
By: GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

STEAMBOAT CREDIT OPPORTUNITIES INTERMEDIATE FUND LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO COASTLINE CREDIT PARTNERS L.P.
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CACTUS CREDIT OPPORTUNITIES FUND LP
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND I LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND II LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND III LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CHURCHILL PARTNERS LP
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT ALPHA FUND AIV-2 LP
By: GSO Credit Alpha Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CHURCHILL ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT-A ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT ALPHA ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO HOLDINGS I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADVISOR HOLDINGS L.L.C.
By: Blackstone Holdings I L.P., its sole member
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

BENNETT J. GOODMAN

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. ALBERT SMITH III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of April 11, 2018, among the Reporting Persons (previously filed)

Exhibit B	Power of Attorney, dated June 8, 2010, granted by Bennett J. Goodman in favor of Marisa Beeney (previously filed).

Exhibit C	Power of Attorney, dated June 8, 2010, granted by J. Albert Smith in favor of Marisa Beeney (previously filed).